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                                                                Exhibit 99.1



                           MAIL-WELL CORPORATION
                        FIRST QUARTER 2003 EARNINGS
                          LEADER, MICHEL SALBAING
                                ID# 9834487
                                  05/05/03





                     DATE OF TRANSCRIPTION: MAY 6, 2003




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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 2

Operator:                  Good afternoon. My name is Cory [PHONETIC], and I
                           will be your conference facilitator. At this time
                           I would like to welcome everyone to the Mail-Well first quarter 2003 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, and then the number two.

                           Ladies and gentlemen, it is my pleasure to turn the conference over to Mr. Paul Reilly, Chairman, President, and CEO of Mail-Well Corporation. Mr. Reilly?

                           Ladies and gentlemen, we apologize for the delay. At this time I would like to present again for you, Mr. Paul Reilly, Chairman, President, and CEO of Mail-Well Corporation. Mr. Reilly?

Paul Reilly:               Thank you, Cory. They say the second time is a
                           charm, so we'll see if we can keep the phone on this time. But, welcome, ladies and gentlemen, and thank you for joining us today. This conference will follow our normal format. I will discuss the key drivers and trends of our business after Michel Salbaing, our CFO, has given you the highlights of this quarter's results. We will then open up the conference for Q&A.

                           Our remarks will cover the following: first, the summary financial results attached to the press release including the results of operations of the three segments, print, envelope, and printed office products, as well as the outlook for the full year; two, the state of our markets and how we are doing on gaining market share in all three segments; and lastly, the cautious optimism we have concerning the growth opportunities of our company.

                           Before I start I'd like to pass the call to Michel for the required Safe Harbor comments and his review of the financial reports attached to the press release. Michel?

Michel Salbaing:           Thank you, Paul, and again good morning, ladies
                           and gentlemen. During the course of this conference today we will be making certain forward-looking statements that are subject to various




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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 3

                           uncertainties and risks that could affect our outcome. These uncertainties and risks are set out in more detail in the invitation you received for this call as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's Safe Harbor with respect to such statements.

                           As you can see on the financial highlights attached to the press release as well as in the supplementary information to the press release, Mail-Well's sales in the first quarter of 2003 were $427.3 million and EBITDA was 30.7 million. As required by newly applicable Regulation G, I refer you to page two of the press release and page eight of the supplementary information for the reconciliation of EBITDA to net income and the explanation of why we use this non GAAP financial measure.

                           These results are at the top end of the guidance given during the last conference call in February. At that time we had told you to expect that Q1 2003 EBITDA would be better than that in Q1 2002 by as much as 5%. The results announced today represent a 5.5% increase on only slightly better sales performance. This increase is calculated, being as shown on page seven of the supplementary information attached to the press release, by comparing this year's first quarter unadjusted EBITDA to last year's EBITDA adjusted for the sale of the filing products division and of the digital graphics assets and for $14.5 million of restructuring charge incurred in the first quarter of 2002.

                           Although this is comparing unadjusted to adjusted numbers, we believe this more accurately reflects the improvement in the operations of Mail-Well than saying that EBITDA has improved 86.3% over the same period last year. This last comparison, however, reflects how having completed both our disposition program and our restructuring program improves our operating results.

                           Net income for the quarter was $3.1 million or $.06 per share on a fully diluted basis compared to a loss of $133.4 million last year or $2.80 per share. Last year's results included a number of negative items, a $7.7 million loss from the write-off of deferred financing fees. You'll note that this has been reclassified from an



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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 4

                           extraordinary item last year to an operating income charge this year after FAS 145, which the company adopted in Q1 of this year. A restructuring charge of $14.5 million also impacted last year's results in the same way a loss of $8 million of disposal or on disposal of discontinued operations compared to a $2.5 million gain this year and finally the $111.7 million goodwill impairment charge shown as a change in accounting principle on adoption of FAS 142 last year.

                           As we told you during the last conference call, our restructuring activities related to our 2001 plans are complete, the 2002 restructuring plans are essentially complete, and expenses of $685,000 were charged in Q1 of 2003. Minimal charges are expected in Q2 of this year.

                           During the quarter we sold some smaller assets left from our digital graphics operation in St. Louis, Dallas, and New Hampshire. We applied $3.9 million of net proceeds to the bank debt. The now completed disposition program enabled us to apply approximately $139 million to debt reduction in 2002 and in the Q1 of 2003, therefore, over the last five quarters.

                           During the quarter net cash used in operating activities was $13.4 million compared to $7.7 million provided by operations in the same period last year. This was primarily from an increase in working capital. We expect this to reverse in the coming quarters and still expect the operations to provide approximately $75 million of cash for the full year. In the quarter we spent $6.4 million in cap ex out of an expected $35 million to $40 million for the full year.

                           We are in full compliance with all bank
                           covenants. The fixed charge coverage ratio for the first quarter of 2003 was set at .90. Our actual performance was 1.16, and there is over $116 million of room on the net worth test.

                           For the second quarter of 2003, the fixed charge ratio is set at .95 and 1.15 thereafter. Total debt at March 31st was $777 million commensurate with the increase in working capital in the quarter. And at quarter end $116 million was drawn on the bank line, and we had $102 million of further availability. Our capital structure with its absence of maturities until 2005 continue to afford us




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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 5

                           significant flexibility to run our business and invest in its development and growth.

                           The debt markets seem to hold a positive view of this as the 8 3/4% subnotes have been trading in the 88 to 90 range and the 9 5/8% senior sub have been trading around par. You may remember that these same securities traded in the mid thirties and mid sixties respectively earlier last fall.

                           Now an update by segments. In the first quarter the print segment continues to improve its performance in a very significant way. Starting with the top line, print increased its sales to $198 million from $191 million or a 3.8% increase versus the first quarter of last year. Last year's numbers had included $4 million of sales from our New York City operations that we closed in the fourth quarter of the year and Q1 this year was helped by $9 million of extra sales to American Express through our fulfillment center in Minneapolis.

                           This is a better performance than any of our publicly traded comparables that have reported to date. Almost all have announced same store sales dropped year over year. Through market share gains and expanded relationships with our customers, we continue the top line improvement that we have seen since the end of Q2 of last year. We have significantly improved our operating margin, that is EBITDA to sales, compared to the first quarter of last year. Although we have more than doubled these margins, we are still not satisfied with the margins attained. These low EBITDA to sales margins when compared to our historical levels are a reflection of the state of the markets today characterized by over capacity, which of course drives prices down. We can significantly improve on the 4.3% achieved in the first quarter of 2003, but we will need some help from the markets to get where we want to be.

                           Again, the print segment is now totally focused on increasing profitable sales. Having caught up on the cost curve to our current sales levels, we are applying the operational leverage that our cost structure has brought to improving profitability as we get extra volumes and also proactively dealing with negative trends in the market while still increasing profitability.



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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 6

                           Our envelope segment continues to be the strongest in the industry. The EBITDA margins were 12.8% this quarter, again showing a year over year improvement compared to the 12.6% achieved in Q1 of 2002 when taking out the restructuring charges of last year.

                           Sales at $179 million were only 1.9% lower than in the same quarter last year when considering that we disposed of the filing assets that were part of the envelope segment in the first quarter of last year. Given the impact that the expectation of war and then the actual war has had on direct mail, we consider that these are very good results. This is further illustrated by comparison to statistics, that EMA, the Envelope Manufacturers Association, prepared. They have seen an 8% drop in shipped volumes just in February and a 10.6% reduction in new orders as mailers went into quote, unquote wait mode. During that time our shipments were flat, a reflection of better market positioning with our customers when compared to our competition.

                           In modeling 2003 we had set expectations such that envelope segment sales would be very similar to those achieved in 2002. We also assumed in the model that we could pass paper price increases on together with other increased costs and supplies whose costs have gone up because of increases in petroleum costs. This is turning out not to be the case because of intense price competition in our market. To the extent we cannot rectify the situation, this will have a continuing negative impact on envelopes.

                           To maintain our EBITDA expectations for the segment, we are continuing close control of all operating costs. Productivity was much improved in Q1 compared to the prior year. Labor as a percentage of sales was reduced 100 basis points. This was one of the expected outcomes of the restructuring of our envelope segments, and it is paying off well for us.

                           In the first quarter of this year, the results of our printed office product segments once again came in as expected. Although margins decreased in the quarter year over year, this was expected. We had to contend with much higher benefits costs and $1.5 million of lower sales. This anticipated sales decline was due primarily to lower sales of business forms, especially continuous forms and mailers. Sales of the label products were comparable to the first quarter of 2002.



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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 7

                           I will now turn the call back to Paul Reilly.

Paul Reilly:               Thank you, Michel. The quickest and best way to
                           summarize the first quarter is that we are delivering on what we said we would: that's market share gains, efficiency gains, and profits as per guidance. To get more insight into what is coming up next quarter and longer term, let me go through some more details.

                           First, print. Print improvement is continuing. In Q1, as expected, we achieved a better than 160% increase in EBITDA year over year. We also expect Q2 will show significant improvement over the previous year. We expect Q2 EBITDA to go from break even to a level similar to that achieved in Q1. Operating income will go from a loss to income while sales are expected to increase some 5% year over year. Of note, we expect this will be achieved in a quarter traditionally very soft for us.

                           Driving these improvements is our developing relationship with the American Express Company but also a growing number of customer wins. We are increasing the number of customers where we negotiate contractual relationships. We expect that over time this will reduce our present almost total dependence on transactional work.

                           We have always said that the commercial print market is a huge market. This is why we have strategically chosen to be in those markets. Our 35 plants and the services and capabilities they bring to our customers allow us to address essentially any part of the general commercial print market. This is why we expect to grow our sales even in a down market.

                           Also, working as one company as opposed to 35 independent operating units, there is no print customer for which we cannot fulfill all of its commercial printing needs either locally or through the use of our national web capacity strategically located throughout the U.S.

                           Now our envelopes segment. In our envelopes segment we have seen good performance in the first quarter. I say good performance because one has to realize that direct mail orders effectively stopped in February in anticipation of the war. To repeat some of



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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 8

                           the Envelope Manufacturers Association statistics
                           (EMA), shipments have declined 8% in February and new orders some 10% in anticipation of the war. As noted by EMA, this also had occurred prior to the previous Gulf war, and mailing volumes returned after the war's end. Envelope prices also increased sharply during that period.

                           Some very good news has come from the United
                           States postal service over the past few weeks. Congress has passed legislation, which the President signed into law, on funding pension costs for the United States postal service. The legislation ensures that there will be no postal increases into at least 2006. This means stability on a significant cost component of direct mail.

                           The other piece of good news is that the efforts by the United States Postal Service to further reduce the cost of first class mailers used in direct mail by discounting postal costs to these large mailers. This is evidenced by discussions between the U.S. Postal Service that have been held with Capital One. As the EMA stated in a recent newsletter, and I quote, the factors are now in place for a much improved late 2003 as rate stability and price levels return to normal, close quote.

                           In printed office products, we again had a very predictable quarter, although their markets are as tough as ever. The small and medium size businesses served by the value added distributors which are printed office products customers are also very cost conscious and are cutting their expenses whenever they can.

                           The erosion in traditional document sales is continuing while the sales of specialty documents and labels are holding firm. Profitability is relatively stable as a result of the rationalization efforts of last year and good ongoing cost controls.

                           Total company sales which are facilitated by printed office products and channels is the strategic glue that we have between our three segments. We expect that through a series of marketing and sales initiatives, we will be looking at some 10 million of extra sales which would be equivalent to a 5% organic growth rate for printed office products. We have achieved approximately one-third of that growth at this time based on the commitments from customers currently in house. Our successes in total company




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MAIL-WELL CORPORATION
ID# 9834487                                                            PAGE 9

                           selling have been instrumental in what we believe is our third quarter in a row in capturing market share throughout our company.

                           Mobilization. Upon completion of our
                           restructuring process, we now progress to mobilization. During our call in February we discussed this initiative to involve our 10,000 employees in the success of our company. Three hundred managers and sales executives have collectively designed a focus document which identifies seven key success factors we will concentrate on as a company. We are linking all of our employees to measurements attached to those key success factors.

                           We have also completed a company-wide employee survey, and we are now working the steps to address our employee concerns that they say inhibit customer service and efficiencies. We are now about to launch a customer survey to make sure that we are addressing the right things that will satisfy and retain our customers.

                           Mobilization provides direction, key action areas, and measurements of success for all employees. This process will drive a transformation of Mail-Well that will institutionalize a continuing improvement culture of customer satisfaction, employee engagement, financial and management performance.

                           Now I'll talk about guidance. For quarter 2 I referred to the improvement we expect from print; the dampening efforts of the Iraq war on direct mail and, therefore, envelope volumes; and I have spoken of the stability and predictability of printed office products. This adds up to a second quarter that we expect will be significantly better than Q2 of last year. I won't give you a specific range, but I can tell you that we remain comfortable with the forecasted 2003 EBITDA in the $130 million to $140 million range. Another caveat I will state is that to achieve the higher end of our 2003 guidance, we will need something of a direct mail recovery reported by the EMA after the first Gulf War.

                           So in summary, A, print continues to improve, and we are confident that in Q2 and full year performance will exhibit growth in the top line and, very importantly, a much better bottom line.



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MAIL-WELL CORPORATION
ID# 9834487                                                           PAGE 10

                           B, through it all, there are some very
                           encouraging signs for the envelope segment. Our share of transactional mail is increasing, postal rates are going to be stable into 2006, and the United States Postal Service is taking steps to reduce the costs of mailing for large mailers. With the war at a quick end, it is reasonable to expect a firm up of direct mail volumes.

                           C, our concentration on new business initiatives, where our size and scope of products and services gives us a competitive advantage, is starting to show traction. These efforts are being supported by mobilization where all 10,000 employees of Mail-Well are uniting to satisfy our customers, drive efficiencies, and deliver profits.

                           This concludes my remarks. I will now pass the phone call back to Cory who will instruct you how to ask questions. Cory?

Operator:                  Thank you, sir. At this time I would like to
                           remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. Again, if you would like to ask a question or make a comment, press star, one.
                           We'll pause for just a moment to compile the Q&A roster. And we'll take our first question from Bill Hoffman of UBS Warburg.

Bill Hoffman:              Yeah.  Good afternoon.

Paul Reilly:               Hi, Bill.

Bill Hoffman:              Question on the auto business in the commercial
                           print side and just what kind of visibility you have looking into the I guess more of the third quarter than the second and then also just more specifically the direct mail segment. You talked about an expected or hoped for recovery in advertising. What are you actually hearing from advertising firms at this point in time?

Paul Reilly:               Okay. Let me take the first question. Automobile
                           industry, it's still pretty early. We do know a few things. We're looking at a season that may be a little bit earlier this year. Some of the orders are coming in earlier. We don't necessarily see it as extra orders but, in fact, earlier.

                           We also have some new products in this area which we think point



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MAIL-WELL CORPORATION
ID# 9834487                                                           PAGE 11

                           towards another successful car season. For one of our companies, Armstrong White in Detroit, we have a technology that allows us to take cad cam drawings from the manufacturers, and we convert them directly into printable material without the use of photography. One of our customers alone will be saving $300,000 just in the cost of moving their automobiles around the country for their photography shoots. So we're a bit bullish on a good solid season for the car brochure.

                           On the direct mail, it's obviously too early to tell, the war having just ended. But I think as I said in the closing remarks, there is reason, I mean reasonable belief that the markets will now pick up. They did after the last Gulf war. There is a mantra within the direct mail industry that they do not mail into a crisis, and the industry very much took that mantra to heart this year. So we're optimistic about both of them coming in very strong.

Bill Hoffman:              My next question is on the cost side. With the
                           recovery in markets, we're seeing health costs go up, which typically feeds into white papers. And
                           I just want to get a sense from you all what your expectations are there on the cost side.

Paul Reilly:               I didn't --

Michel Salbaing:           Health costs, health and white paper.

Paul Reilly:               -- you know, interesting that in the uncoated
                           free sheet market we did get an increase last
                           October. The numbers that we currently see, about
                           50% of those costs were able to be passed on.
                           That is a little bit less than usual because of the competitive nature and the excess capacity that's in the market.

                           Our view of that increase as well as further ones is that -- we were very surprised at the last one. We'll see how long it holds in terms of it being passed on to us. But operational rates in the paper markets are at very, very low levels, well below the 93% capacity utilization where we start to see price increases. So our forecast for prices generally are for stable to down prices.

Bill Hoffman:              Okay.  And then just last question --

Paul Reilly:               But I think the decrease in cost of petroleum is
                           going to help that as well.



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MAIL-WELL CORPORATION
ID# 9834487                                                           PAGE 12

Bill Hoffman:              -- right. Just last question, as you start to
                           generate some free cash this year, I know you've said in the past that historically, you know, the focus, at least from out of the block, is for debt reduction and paying down the revolver. You know, at what point in time do you start to think about, you know, talking acquisition of some components into the business going forward for growth?

Paul Reilly:               We at this moment do not see us actively pursuing
                           strategic acquisitions. I would say if one came up that fit the criteria that we have publicly stated, and I'll state them again, we would be open. But our view is probably another six months to a year before we would actively pursue those.

                           The criteria, the strategic criteria that we would see, would be looking for, would be on the envelope side, acquisitions that would further improve our low cost position. On the print side it would target the markets where we'd like to increase our local market share. And broadly we would be seeking acquisitions that would expand our product and service offering and add to what we believe is a nice traction in total company selling, but offering more services to our total company selling. The partnership we have with American Express is a great, great example of how that can work to improve market share.

Bill Hoffman:              Great.  Thank you.

Paul Reilly:               Thank you.

Operator:                  Your next question is from Andy Vanhouten at
                           Deutsche Bank.

Andy Vanhouten:            Great. Thank you. I wanted to focus for a moment
                           on the issue of working capital. It was a good quarter in that, you know, EBITDA exceeded your cash interest and capital expenditures for the quarter. But there wasn't, you know, any free cash flow produced because of the swing in working capital. Is this something that was surprising? Obviously you have seasonal builds in working capital. Is the swing in working capital what you thought, and how should we view that, you know, for the upcoming quarter?

Paul Reilly:               It was not a surprise from the point of view that
                           to those, for



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MAIL-WELL CORPORATIOn
ID# 9834487                                                           PAGE 13

                           example, insiders like our banks, that was very much in the card. Where we did a little bit less than we thought we would do is keeping our payables in sync with our increase in the receivables and inventory. The increase in receivables and inventory is seasonably normal. You would expect that. The end of the first quarter is a lot of activity, and April is not a bad month. Where we did not do as good a job as in the past is on controlling, you know, the equilibrium of payables. We fully expect that's going to reverse out, and we still expect that the cash provided by operations will be in the $75 million level over the year. And you should have fairly good production in the third and fourth quarters. That is normal.

Andy Vanhouten:            Great. Thank you very much.

Paul Reilly:               Okay. You're welcome, Andy.

Operator:                  Your next question is from Todd Morgan of CIBC
                           World Markets.

Todd Morgan:               Thank you. Good afternoon.

Paul Reilly:               Hi, Todd.

Todd Morgan:               Hi. One just clarification if I could. You talked
                           about the sort of cross selling activities and I guess 10 million of extra sales booked to date.
                           That sounds like some pretty good progress. I was just trying to understand if those are revenues that you, you know, printed and booked, or is that just contracts for revenues that will occur throughout some time in the future.

Paul Reilly:               Let me clarify. Maybe I wasn't clear. The 10
                           million is the objective for this year. And to date, booked in house, we have approximately -- we're at a run rate of a third of that. That's where we are today.

Todd Morgan:               And so that third, that three or four million is
                           revenues that you have billed, or those are the revenues that you --

Paul Reilly:               It's a combination of billed and booked at this
                           point.

Todd Morgan:               -- okay. Okay. And I guess, secondly, one of the
                           things that you had talked about, or at least that I heard through your presentation,



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MAIL-WELL CORPORATIOn
ID# 9834487                                                           PAGE 14

                           is just the over capacity in the industry and the pricing questions that really creates. And you talked a little bit about sort of demand picking up a little bit in some of the segments, but is that -- when and is that really enough to really make any difference on the pricing front? And could you perhaps even talk a little bit about how the pricing cycle needs to evolve before you can really get back to where you want to be?

Paul Reilly:               We believe the indicator or the trigger that we
                           need is a more robust growth market. Our business tends to be, and most all of our businesses is transactional, and it's the how do the people that are making the price decisions feel. If the business is coming in and their plants are busy, the industry tends to be less price competitive.

                           Historically, we now have three years. It looks like we're at the end, we're not 100% sure, of decreasing markets. We've gone into a three year period of decrease in size of markets and decrease in prices. Never before has that ever occurred.

                           With the turn, just some robustness we would see the improvement in there. From our end, and this is the way we deal with it, we're not counting on the prices are going to go up. In our mind, how efficient we are our ability of our employees to run the machines more efficiently, stabilization of the pricing in a market will mean a lot to future profits.

Todd Morgan:               But if we were to come back a year from now, do
                           you think we'd be looking at higher prices or a similar type environment?

Paul Reilly:               I'd like to think it was higher prices, but I
                           would -- I'd just say I'd like to think, but I'd be very, very happy if we had stable prices.

Todd Morgan:               Is there anything that we in the investing
                           community could focus on to try and, you know, ascertain any turn in the pricing environment, anything that you look at in particular that would be helpful for us as well?

Paul Reilly:               I'd go into our two markets. About 50% of our
                           business is driven by advertising markets. So as we see the advertising indexes pick up, that would be an indicator. In the direct mail market it's difficult to see it, but postal volumes, standard class mail, if you



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                           saw those going up, that would be indicated that
                           the direct mail markets are strengthening. But they would both be forward indicators.

Todd Morgan:               Okay.  Well, good.  Thank you very much for your
                           help.

Paul Reilly:               You're quite welcome.

Operator:                  The next question is from Craig Hoagland of
                           Anderson Hoagland & Company.

Craig Hoagland:            Hi, guys.

Paul Reilly:               Hey, Craig.

Craig Hoagland:            Could you tell us a little bit about the
                           difference between the total company selling program and the national accounts program of a couple of years ago?

Paul Reilly:               The biggest difference between total company
                           selling and national accounts is a national account was usually within a segment and differentiation by multiple locations. So in our print group we would go to markets saying, we can provide all you would need throughout the country to our 35 locations.

                           Total company selling is another step above that, and it's adding to our geographical footprint differentiation by selling multiple product lines. So we would be going to customers and selling printing, envelopes, forms, and documents. And we are getting a -- we're actually receiving today more traction in that area than we did with national accounts.

                           We're very, very pleased at the interest we're getting from customers. And it could be -- I mean, one of the drivers we see is that companies -- our customers are looking to reduce their costs, reduce the number of vendors. And Mail-Well is uniquely satisfied to provide printing, envelopes, documents, and labels because we're basically manufacturing all four of those product lines and it's been going quite well for us.

Craig Hoagland:            Okay. And does the forms business kind of the
                           linchpin of that? Is that the foot in the door --



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MAIL-WELL CORPORATIOn
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Paul Reilly:               No. Actually, the idea of printed office products
                           is that's a company that sells to resellers. And our channel advantages go two ways. First of all, they know how to sell the resellers. So in terms of them providing documents and labels, they know how to provide that to printing companies and envelope companies. They do that very well.

                           On the other side, through their network of value added distributors, 20,000 is the size of the customer base, we are now bringing envelopes and printing to those channels as well. So the combination of total company selling is going in both directions.

Craig Hoagland:            -- okay. Turning to the second quarter, if memory
                           serves, that's a fairly low visibility quarter in that you don't have annual reports or car brochures. I was just wondering if that's correct and kind of what your level of confidence is or what drives your confidence that that quarter will be so much better than last?

Paul Reilly:               Craig, I'm going to repeat your question because
                           you're coming in very low on our machine. I want to make sure that everybody heard your question.

Craig Hoagland:            Okay.

Paul Reilly:               Essentially you're saying that 2Q -- the question
                           is, Q2 is normally the one where you have less visibility. How are you still confident that you're going to do so well? You're absolutely right that there is, within all of our businesses, Q2 tends to be the weakest quarter.
                           Our confidence comes from the level of sales activity that we now see, you know, which we're only seeing a few weeks, but we get all of our confidence from our cost structure. Our cost structure is so much better, particularly on the print side going into Q2, and that's why we're so confident about a significant improvement in Q2.

Craig Hoagland:            Okay. And that's my last question is are the
                           structural changes in cost basically in place today, or is there anything more to come?

Paul Reilly:               There's always more to come, but the improvements
                           we have are where we said we would be when we announced our program 18 months ago, and we're going to see those -- those benefits are going to come through loud and clear in Q2.


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MAIL-WELL CORPORATIOn
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Craig Hoagland:            Okay. So we will see another step down in Q2
                           versus Q1.

Paul Reilly:               When you compare it -- no, actually, I'm talking
                           year to year you'll see the big difference.

Craig Hoagland:            Year to year. Okay.

Paul Reilly:               This is always more -- we're always driving more.
                           You can see that we even had some restructuring costs. We did some more restructuring in the print group in Q2, in Q1 I'm sorry, and we'll see those benefits in Q2. So there will be some improvements Q2 versus Q1.

Craig Hoagland:            Okay. Appreciate the work, gentlemen.

Paul Reilly:               Thank you, Craig.

Operator:                  The next question is from Jeff Kobylarz at
                           Salomon Smith Brothers Asset Management.

Jeff Kobylarz:             Question about the envelope business. Can you say
                           what the general industry price change was in the first quarter, price per thousand?

Paul Reilly:               I have a number in my head but not in front of
                           me, it's approximately a 4% decrease.

Jeff Kobylarz:             Okay. And I may have missed this. Did you say
                           that there was some type of demand after the first quarter slowdown in envelopes that you're now seeing?

Paul Reilly:               No. We're going back to the first Gulf War in the
                           early nineties and looking at that trend. And up to now it's been very consistent. We saw the business slowdown in anticipation. During the war it slowed down even more. And then within a month or so afterwards we started to see it pick up.
                           And in that particular case we saw volume pickup and pricing pickup.

Jeff Kobylarz:             Can you summarize just what happened in '91 after
                           that Gulf War ended in the next 12 months in the envelope business?



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Paul Reilly:               We don't have those numbers in front of us, but
                           it was a fairly dramatic increase. A significant improvement over the mail to direct mail being done during the war and before the war.

Jeff Kobylarz:             Right. All right. And when you say the second
                           quarter will be up versus prior year, will the envelope business be up also?

Paul Reilly:               Relatively flat.

Jeff Kobylarz:             Okay.  Flat versus last year or --

Paul Reilly:               Versus quarter to quarter. Traditionally you do
                           see on the low volumes fall a little bit, and we expect that same pattern regardless this time as well.

Jeff Kobylarz:             -- got you.  All right.  Thank you.

Paul Reilly:               You're quite welcome.

Operator:                  Your next question is from Salomon Akyol with
                           Stifel Nicholas.

Salomon Akyol:             Thank you. Couple of quick questions. First of
                           all, I think, as I recall from Q4, you said that insurance and health care costs were on the rise and the outlook was kind of cloudy. Have you gotten better clarification on that?

Paul Reilly:               Well, we are -- in terms of where we think our
                           costs are going, they were -- in the medical alone we think they're going up $10 million, of which $7.5 to $8 million of that will be born by the company. And our company drew about roughly a 25% split between employee contributions and company contributions. In that particular area you're looking at about $7.5 million. And we're tracking towards that, maybe slightly favorable, but nothing that would say that the $7.5 million isn't the right accruals to be making.

Salomon Akyol:             Okay.

Paul Reilly:               It's roughly 2 million a quarter is what we're
                           eating every quarter on that alone.

Salomon Akyol:             Got you. And then the second question goes back
                           to print margins.



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                           Can you tell me again I guess what your goal is
                           in terms of where you want to go there and how did it get generated? You know, you're less than 1% now, and we're going up, but how are we getting there specifically?

Paul Reilly:               You're looking at operating income.

Salomon Akyol:             Yeah.

Paul Reilly:               So, you know, we're looking at an EBITDA of 9 to
                           10, so, you know, 6 to 8, in that range, would be where an operating income. How do we get there?
                           There's no one thing that gets us there. We still have some troubled plants which are turning around, but there's room for dramatic improvement, so there's still the top down restructuring, making sure that the plants are sized to the specific current sales level.

                           We have market share gains, particularly through total company selling. We think that will add dramatically over the next several years. And the rest is going to come from our mobilization program, and it's doing 100 things 1% better with providing the tools for our employees to run the machines more quickly, to do things smartly, to reduce inventories, that's how we will get there. You know, many, many -- you know, not necessarily in the printing industry because the printing industry hasn't been a real adopter of quality and Six Sigma technology. But when those things are brought to our industry, we think there will be dramatic improvements in the future. We expect that to be the case.

Salomon Akyol:             Okay. Got you. And just clarification if I've
                           kind of heard and interpreted correctly, going into Q2 you'd expect to be up from Q1 even on lower volumes or flat volumes?

Paul Reilly:               No. I think we said we're up approximately the
                           same level in terms of profit. We'll be slightly lower sales.

Salomon Akyol:             Okay. Thank you so much.

Paul Reilly:               More as our cost structure gets more mature and
                           we get those benefits. And that will be a significant improvement over the comparable period last year.



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MAIL-WELL CORPORATIOn
ID# 9834487                                                           PAGE 20

Salomon Akyol:             Got you. Thanks.

Paul Reilly:               Okay.

Operator:                  I would like to give everyone an additional
                           moment at this time to ask a question by pressing star and the number one on your telephone keypad.
                           There are no further questions at this time.
                           Gentlemen, are there any closing remarks?

Paul Reilly:               Cory, this is Paul Reilly again. Thank you all.
                           We do want to again state that we are delivering on the promises we made to you: market share increases, more efficiency, delivering the profits, and we're doing that in a market much more severe than we anticipated than when we gave you those numbers. So as this market turns, and it will, there are no -- there doesn't seem to be any clouds out there. We should be in a positive economic environment from this point on, and we'll see that going very well for the future of the company.

                           Thank you all. We appreciate your support. That will be it.

Operator:                  Ladies and gentlemen, this concludes today's
                           Mail-Well first quarter 2003 earnings conference call. You may now disconnect.

                           [END OF CALL]